Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

July 18, 2006

Eden Energy Corp.

1925 – 200 Burrard Street

Vancouver, B.C., V6C 3L6

Dear Sirs:

Re: Common Stock of Eden Energy Corp. Registered on Form SB-2/A

                              We have acted as counsel to Eden Energy Corp., a Nevada corporation (the "Company"), in connection with the filing of a registration statement, as amended, on Form SB-2/A (the "Registration Statement") in regards to the registration under the Securities Act of 1933, as amended, of up to 22,937,839 shares of the Company’s common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on July 17, 2006, the Company is registering for resale:

(a)           up to 7,065,630 shares and 300,890 shares (the “Financing Shares”) of its common stock issued in a private placement on February 17 and 23, 2006, respectively;

(b)           up to 14,131,260 shares and 601,780 shares (the “Warrant Shares”) of its common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 17 and 23, 2006, respectively;

(c)           up to 391,488 shares (the “Broker Warrant Shares”) of our common stock which may be issued upon the exercise of broker share purchase warrants issued in connection with the private placement on February 17 and 23, 2006. and

(d)           up to 446,791 shares of common stock (the “Registration Rights Shares”) which are issuable to certain selling stockholders pursuant to the terms of registration rights agreements.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)	the Financing Shares were duly and validly authorized and issued, fully paid and non-assessable;

(ii)

the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable;

(iii)

the Broker Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(iv)

the Registration Rights Shares have been duly authorized and, if and when issued pursuant to the terms of certain registration rights agreements, will be duly and validly authorized and issued, fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP